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As filed with the Securities and Exchange Commission on December 16, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HOVNANIAN ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

22-1851059
(I.R.S. Employer Identification Number)

10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701
(732) 747-7800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

J. Larry Sorsby
Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701
(732) 747-7800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Vincent Pagano, Jr., Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (1)

Class A Common Stock	244,618	$85.375	$20,884,261.75	$1,690.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per unit, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices reported per share of the Class A common stock on the New York Stock Exchange on December 10, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated December 16, 2003

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

Selling Shareholders

244,618 Shares

Hovnanian Enterprises, Inc.

Class A Common Stock

        All of the Class A common stock offered hereby may be sold from time to time by and for the account of the selling shareholders named in this prospectus.

        The methods of sale of the Class A common stock offered hereby are described under the heading "Plan of Distribution". Hovnanian Enterprises, Inc., which is referred to in this prospectus as "Hovnanian", the "Company", "we", "us" or "our", will not receive any of the proceeds from such sales. We will pay all expenses, including brokerage expenses, fees and discounts and commissions, incurred in connection with the offering described in this prospectus.

        The selling shareholders and any broker-dealers that participate in the distribution of the Class A common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a secondary distribution or a purchase by a broker-dealer, a supplemental prospectus will be filed, if required, disclosing among other things, the names of such broker-dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

        This investment involves risk. See "Risk Factors" beginning on page 3.

        The Class A common stock of the Company is listed on the New York Stock Exchange (Symbol: HOV). On December 15, 2003, the closing price of the Class A common stock was $84.70 per share.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have those organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions, (4) changes in home prices and sales activities in the California, New Jersey, Texas, North Carolina, Virginia and Maryland markets, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in and price fluctuations of raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2002. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors described above and contained throughout this prospectus.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission, the "Commission". We have also filed a registration statement on Form S-3 with the Commission. This prospectus, which forms part of the registration statement, does not have all the information contained in the registration statement. You may read, free of charge, and copy, at the prescribed rates, any reports, proxy statements and other information, including the registration statement, at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy statements and other information, including the registration statement. The website address is: http://www.sec.gov. Hovnanian's Class A common stock is listed on the New York Stock Exchange, and reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration statement filed with the Commission. The Commission allows us to "incorporate by reference" selected documents we file with it, which means that we can disclose important information by reference to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2002, Registration File No. 1-8551;

  •
  Quarterly Reports on Form 10-Q for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003, Registration File Nos. 1-8551;

  •
  Current Reports on Form 8-K filed November 3, 2003 and November 7, 2003, Registration File Nos. 1-8551; and

  •
  The description of the Company's Class A common stock, which is contained in the Registration Statement on Form 8-A filed on November 24, 1992, Registration File No. 1-8551.

        Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the Class A common stock pursuant hereto shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

        Hovnanian will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such information, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests for copies should be directed to Paul W. Buchanan, Senior Vice President—Corporate Controller, Hovnanian Enterprises, Inc., 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701 (telephone: (732) 747-7800).

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors.

Leverage places burdens on our ability to comply with the terms of our indebtedness, may restrict our ability to operate, may prevent us from fulfilling our obligations and may adversely affect our financial condition.

        We have a significant amount of debt. As of July 31, 2003, on a pro forma basis after giving effect to our offering of $215.0 million 6 1/2% Senior Notes due 2014, which was completed on November 3, 2003, our debt, including the debt of the guarantors, would have been approximately $1,049.4 million. In addition, as of July 31, 2003, we had $457.1 million of borrowings available under our $590 million revolving credit facility (net of $132.9 million letters of credit outstanding under the facility), subject to borrowing conditions. For the 12-month period ended July 31, 2003, on a pro forma basis after giving effect to our offering of $215.0 million 6 1/2% Senior Notes due 2014, which was completed on November 3, 2003, our debt service payments, which includes interest incurred and mandatory principal payments on our corporate debt under the terms of our indentures (but does not include principal and interest on non-recourse secured debt and debt of our financial subsidiaries), would have been $77,390,000. An increase of 1.0% in short-term interest rates (one-month LIBOR) would have increased our annual debt service at July 31, 2003, on a pro forma basis after giving effect to our offering of $215.0 million 6 1/2% Senior Notes due 2014, which was completed on November 3, 2003, by approximately $1,150,000.

        Our amount of debt could have important consequences to you. For example, it could:

  •
  limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment on our debt and reduce our ability to use our cash flow for other purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business;

  •
  place us at a competitive disadvantage because we have more debt than some of our competitors; and

  •
  make us more vulnerable in the event of a downturn in our business or in general economic conditions.

        Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facilities bear interest at floating rates. A higher interest rate on our debt service obligations could result in lower earnings.

        Our business may not generate sufficient cash flow from operations and borrowings may not be available to us under our revolving credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity, which we may not be able to do on favorable terms or at all.

        The indentures governing our outstanding debt securities, our Term Loan and our revolving credit facilities impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants listed in those debt, Term Loan and revolving credit facilities. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity.

The terms of our indentures allow us to incur additional indebtedness.

        Under the terms of our indebtedness under our existing indentures, we have the ability, subject to our debt covenants, to incur additional amounts of debt. The incurrence of additional indebtedness could magnify the risks described above.

The homebuilding industry is significantly affected by changes in general and local economic conditions, real estate markets and weather conditions, which could affect our ability to build homes at prices our customers are willing or able to pay, could reduce profits that may not be recaptured and could result in cancellation of sales contracts.

        The homebuilding industry is cyclical, has from time to time experienced significant difficulties and is significantly affected by changes in general and local economic conditions, such as:

  •
  employment levels and job growth;

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  availability of financing for home buyers;

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  interest rates;

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  consumer confidence; and

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  housing demand.

        An oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes.

        Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires, can harm the local homebuilding business.

        The difficulties described above could cause us to take longer and incur more costs to build our homes. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to twelve months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

Our success depends on the availability of suitable undeveloped land and improved lots at acceptable prices.

        Our success in developing land and in building and selling homes depends in part upon the continued availability of suitable undeveloped land and improved lots at acceptable prices. The availability of undeveloped land and improved lots for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on land on lots and restrictive governmental regulation. Should suitable land opportunities become less available, the number of homes we may be able to build and sell would be reduced, which would reduce revenue and profits.

Raw material and labor shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

        The homebuilding industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of lumber or in other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. In addition, we contract with subcontractors to construct our homes. Therefore, the timing and quality of our construction depends on the availability, skill and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected by our ability to raise sales prices.

Changes in economic and market conditions could result in the sale of homes at a loss or holding land in inventory longer than planned, the cost of which can be significant.

        Land inventory risk can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market.

Home prices and sales activities in the California, New Jersey, Texas, North Carolina, Virginia and Maryland markets have a large impact on our profitability because we conduct a significant portion of our business in these markets.

        We presently conduct a significant portion of our business in the California, New Jersey, Texas, North Carolina, Virginia and Maryland markets. Home prices and sales activities in these markets, including in some of the markets in which we operate, have declined from time to time, particularly as a result of slow economic growth. Furthermore, precarious economic and budget situations at the state government level, such as that presently existing in California, may adversely affect the market for our homes in those affected areas. If home prices and sales activity decline in one or more of the markets in which we operate, our costs may not decline at all or at the same rate and profits may be reduced.

Because almost all of our customers require mortgage financing, increases in interest rates or the availability of mortgage financing could impair the affordability of our homes, lower demand for our products, limit our marketing effectiveness, and limit our ability to fully realize our backlog.

        Virtually all our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could lower demand for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could prevent or limit our ability to attract new customers as well as our ability to fully realize our backlog because our sales contracts generally include a financing contingency. Financing contingencies permit the customer to cancel his obligation in the event mortgage financing at prevailing interest rates, including financing arranged or provided by us, is unobtainable within the period specified in the contract. This contingency period is typically four to eight weeks following the date of execution.

        In addition, we believe that the availability of FNMA, FHLMC, FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of those types of financing could reduce our sales.

Homebuilders are subject to a number of federal, local, state and foreign laws and regulations concerning the development of land, the homebuilding process and protection of the environment, which can cause us to incur delays, costs associated with compliance and prohibit or restrict activity in some regions or areas.

        We are subject to extensive and complex regulations that affect the development and homebuilding process, including zoning, density and building standards. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding.

        We also are subject to a variety of local, state, federal and foreign laws and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former uses of the site. These environmental laws may result in delays, may cause us to incur substantial compliance, remediation, and/or other costs, and can prohibit or severely restrict development and homebuilding activity in certain environmentally sensitive regions or areas.

        It can be anticipated that increasingly stringent requirements will be imposed on developers and homebuilders in the future. Although we cannot predict the effect of these requirements, they could result in time-consuming and expensive compliance programs and in substantial expenditures, which could cause delays and increase our cost of operations. In addition, the continued effectiveness of permits already granted or approvals already obtained is dependent upon many factors, some of which are beyond our control, such as changes in policies, rules and regulations and their interpretation and application.

We compete on several levels with homebuilders that may have greater sales and financial resources, which could hurt future earnings.

        We compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor often within larger subdivisions designed, planned and developed by other homebuilders. Our competitors include other local regional and national homebuilders, some of which have greater sales and financial resources.

        The competitive conditions in the homebuilding industry could result in:

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  difficulty in acquiring suitable land at acceptable prices;

  •
  increased selling incentives;

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  lower sales; or

  •
  delays in construction.

        Any of these problems could increase costs and/or lower profit margins.

We may have difficulty in obtaining the additional financing required to operate and develop our business.

        Our operations require significant amounts of cash, and we will be required to seek additional capital, whether from sales of equity or borrowing more money, for the future growth and development of our business. The terms or availability of additional capital is uncertain. Moreover, the indentures for our outstanding debt contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may hinder our future growth and results of operations.

Our future growth may include additional acquisitions that may not be successfully integrated and may not achieve expected benefits.

        Acquisitions have contributed to our growth. We have recently announced several acquisitions or mergers, including the Parkside Homes and Brighton Homes acquisitions in Houston, Texas, which closed in November 2002 and December 2002, respectively, the Summit Homes acquisition in Ohio, which closed in April 2003, the Great Western Homes acquisition in Phoenix, Arizona, which closed in August 2003 and the Windward Homes acquisition in Tampa, Florida, which closed in November 2003. In the future, we may acquire other businesses. As a result of these acquisitions, we may need to integrate product lines, dispersed operations and distinct corporate cultures. These integration efforts may not succeed or may distract our management from operating our existing business. Additionally, we may not be able to enhance our earnings as a result of acquisitions. Our failure to successfully manage future acquisitions could harm our operating results.

Utility shortages and outages or rate fluctuations could have an adverse impact on our operations.

        In prior years, the areas in which we operate in California have experienced power shortages, including periods without electrical power, as well as significant fluctuations in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages/outages and utility rate fluctuations continue. Furthermore, power shortages and outages, such as the blackout which recently occurred in the northeast, and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes. Our operations may be adversely impacted if further rate fluctuations and/or power shortages and outages occur in California, the northeast or in our other markets.

Geopolitical risks and market disruption could adversely affect our operating results and financial condition.

        Geopolitical events, such as the aftermath of the war with Iraq and the continuing occupation of Iraq, may have a substantial impact on the economy and the housing market. Terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 had an impact on our business and the occurrence of similar events in the future cannot be ruled out. The war and occupation, terrorism and related geopolitical risks have created many economic and political uncertainties, some of which may have additional material adverse effects on the U.S. economy, our customers and, in turn, our results of operations and financial condition.

THE COMPANY

        We design, construct and market high quality single-family detached homes and attached condominium apartments and townhouses in planned residential developments in the Northeast (New Jersey, southern New York state, and eastern Pennsylvania), North Carolina, South Carolina, Metro D.C. (northern Maryland and Virginia), California, Arizona, Texas, Ohio, Michigan, Florida and West Virginia. We also sell homes for construction on lots owned by the purchasers in Ohio and western Pennsylvania. During the year ended October 31, 2002, we liquidated substantially all of our operations in the Mid-South. We market our homes to first-time buyers, first-time and second-time move-up buyers, luxury buyers, active adult buyers and empty nesters. In addition, we provide financial services (mortgage loans and title insurance) to our homebuilding customers.

        Over the past few years, our strategies have included several initiatives to fundamentally transform our traditional practices used to design, build and sell homes and focus on "building better." We believe that the adoption and implementation of processes and systems successfully used in other manufacturing industries, such as rapid cycle times, vendor consolidation, vendor partnering and just-in-time material procurement, will dramatically improve our business and give us a clear advantage over our competitors. Our concentration in selected markets is a key factor that enables us to achieve powers and economies of scale and differentiate ourselves from most of our competitors. These performance enhancing strategies are designed to achieve operational excellence through the implementation of standardized and streamlined "best practice processes."

        Hovnanian was originally incorporated in New Jersey in 1967 as successor to a business founded in 1959 by Kevork S. Hovnanian and became a Delaware corporation in August, 1983. Hovnanian's executive office is located at 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701, its telephone number is (732) 747-7800 and its website address is www.khov.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Class A common stock offered hereby by the selling shareholders.

SELLING SHAREHOLDERS

        The selling shareholders listed below received shares as part of the consideration in connection with our acquisition of substantially all of the assets of Windward Homes, Inc. ("Windward").

        The following table sets forth (1) the Class A common stock of Hovnanian beneficially owned by each selling shareholder as a result of the issuance of our Class A common stock to the selling shareholders in connection with our acquisition of substantially all of the assets of Windward and (2) the number of shares of Class A common stock to be offered by each selling shareholder and the amount and percentage of Class A common stock to be owned after completion of the offering by such selling shareholder.

Selling Shareholder	Number of Shares of Class A common stock Owned	Percent of Class A common stock Owned (3)	Number of Shares of Class A common stock to be Sold	Number of Shares of Class A common stock Owned After Sale	Percent of Class A common stock Owned After Sale (3)
David Nader and Lori Nader (1)(2)	122,309.54%		122,309	0	0%
Thomas Chad Horne (2)	122,309.54%		122,309	0	0%

Total	244,618	1.08%	244,618	0	0%

(1)
Class A common stock held by David Nader and Lori Nader are held by them as Tenants by the Entireties.

(2)
Based on the number of shares of Class A common stock owned as reported to the Company by the selling shareholders as of November 14, 2003.

(3)
Based upon 22,596,588 shares of Class A common stock outstanding as of September 5, 2003, as reported on the Company's Form 10-Q for the quarter ended July 31, 2003.

PLAN OF DISTRIBUTION

        We have been advised that the distribution of the Class A common stock by the selling shareholders may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (1) on the New York Stock Exchange in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchange or in the over-the-counter market or (4) through the writing of options, or in a combination of any such transactions. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices or at fixed prices. The selling shareholders may effect such transactions by selling the Class A common stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions and may receive commissions from the purchasers of the Class A common stock for whom they may act as agent (which commissions are not expected to exceed those customary in the type of transactions involved). Under the terms of the Asset Purchase Agreement entered into among K. Hovnanian Windward Homes, L.L.C., Windward Homes, Inc., David Nader, Lori A. Nader and Thomas C. Horne, Hovnanian has agreed to pay for (1) discounts and commissions received by broker-dealers through which a selling shareholder sells Class A common stock (which discounts and commissions are not expected to exceed those customary in the type of transactions involved) and (2) out-of-pocket costs, broker-dealers' discounts and commissions, filing fees, auditing fees and other related transaction costs, fees and expenses incurred by a selling shareholder in connection with any unusual transaction for the sale of the Class A common stock if such sale transaction is proposed by Hovnanian.

        Offers to purchase shares of Class A common stock may also be solicited by agents designated by a selling stockholder from time to time.

        In connection with the distribution of the Class A common stock or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A common stock and deliver Class A common stock to close out such short positions, or loan or pledge Class A common stock to broker-dealers that in turn may sell such securities.

        Any broker-dealers that participate with the selling shareholders in the distribution of the Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the Class A common stock by such broker-dealers might be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with sales of Class A common stock or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of Class A common stock and deliver Class A common stock to close out such short positions, or loan or pledge Class A common stock to broker-dealers that in turn may sell such Class A common stock.

        Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker- dealer for the sale of the Class A common stock through a secondary distribution, or a purchase by a broker-dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

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  The names of such broker-dealers;

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  The number of shares involved;

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  The price at which such shares are being sold;

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  The commission paid or the discounts or concessions allowed to such broker-dealer;

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  Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

  •
  Other facts material to the transaction.

LEGAL MATTERS

        Certain legal matters with respect to the validity of the Class A common stock will be passed upon for us by Peter S. Reinhart, Esq., Senior Vice President and General Counsel of Hovnanian.

EXPERTS

        The consolidated financial statements of Hovnanian Enterprises, Inc. appearing in Hovnanian's Annual Report (Form 10-K) for the year ended October 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The estimated expenses payable by Hovnanian in connection with the offering described in this registration statement are as follows:

Total(a)
Registration Fee	$1,690.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	10,000.00
Printing and duplicating expenses	2,500.00
Miscellaneous expenses	5,810.00
Total	$45,000.00

(a)
All figures, except the SEC registration fee, are estimates.

Item 15. Indemnification of Directors and Officers.

        Hovnanian is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors' fiduciary duty of care.

        Article EIGHTH of Hovnanian's Restated Certificate of Incorporation contains the following provisions with respect to indemnification:

          No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which this Article becomes effective. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

        Hovnanian maintains a liability insurance policy providing coverage for its directors and officers in an amount up to an aggregate limit of $10,000,000 for any single occurrence.

Item 16. Exhibits.

        See Exhibit Index.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on December 16, 2003.

Hovnanian Enterprises, Inc.
By:	/s/ J. LARRY SORSBY J. Larry Sorsby Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints J. Larry Sorsby and Paul W. Buchanan and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 16, 2003.

Signature	Title

Kevork S. Hovnanian	Chairman of the Board and Director
/s/ ARA K. HOVNANIAN Ara K. Hovnanian	President, Chief Executive Officer and Director
/s/ PAUL W. BUCHANAN Paul W. Buchanan	Senior Vice President — Corporate Controller
/s/ GEATON A. DECESARIS, JR. Geaton A. DeCesaris, Jr.	Director
/s/ ARTHUR M. GREENBAUM Arthur M. Greenbaum	Director
/s/ EDWARD A. KANGAS Edward A. Kangas	Director

/s/ DESMOND P. MCDONALD Desmond P. McDonald	Director
/s/ JOHN J. ROBBINS John J. Robbins	Director
/s/ J. LARRY SORSBY J. Larry Sorsby	Executive Vice President and Chief Financial Officer and Director
/s/ STEPHEN D. WEINROTH Stephen D. Weinroth	Director

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits
4.1	—	Certificate of Incorporation of Hovnanian Enterprises, Inc. (incorporated by reference to Exhibits to Registration Statement (No. 2-85198) on Form S-1 of Hovnanian Enterprises, Inc.).
4.2	—
Certificate of Amendment of Certificate of Incorporation of Hovnanian Enterprises, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement (No. 333-106761) on Form S-3 of Hovnanian Enterprises, Inc.).
4.3	—	Restated By-Laws of Hovnanian Enterprises, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement (No. 1-8551) on Form 8-A of Hovnanian Enterprises, Inc.).
4.4	—	Specimen Class A common stock Certificate (filed herewith).
5.1	—	Opinion of Peter S. Reinhart, Esq., Senior Vice President and General Counsel of Hovnanian (filed herewith).
23.1	—	Consent of Ernst & Young LLP (filed herewith).
23.2	—	Consent of Peter S. Reinhart, Esq., Senior Vice President and General Counsel of Hovnanian (included in Exhibit 5.1).
24.1	—	Powers of Attorney of Board of Directors of Hovnanian Enterprises, Inc. (included on signature page).

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Table of Contents
FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS